Exhibit 99.6
METROSPACES ANNOUNCES THE EXECUTION OF   LOI TO ACQUIRE A FRONT-BEACH LOT FOR 95-ROOM LUXURY HOTEL IN MARGARITA ISLAND

MIAMI, FL-(PRNEWSWIRE (September 23RD, 2013) Metrospaces, Inc. (OTCQB: MSPC ) Today announces that, it has executed an LOI with land owner to acquire the Playa Manzanillo Private Beach to develop a 95-room luxury hotel with 12 high-end villas to be sold in fractional ownership.

 Mr. Brito, stated, “Playa Manzanillo is one of the Caribbean’s most beautiful and pristine private beaches.  On this breathtaking beach we will develop a 95-room luxury hotel and 12 luxury villas sold in fractional shares.  The land is approximately 15.000m2, and is completely ocean-front.  We are already in advanced conversations with one of the world’s most re-known luxury hotel management to be the hotel manager of this fantastic project.  The acquisition will be financed via cash,  seller’s financing, and we fully expect to obtain a senior facility from a local bank for the development.  This is a very exciting moment for us.  Projects such as La Tour 320 and Chacabuco 1353 will always be our bread-and-butter, however by bring our vast personal experience in branded hotels into our portfolio is how we expect to really make our mark as developers and as Metrospaces.  We feel very fortunate to have the opportunity to develop this private re-know beach.  It is a great opportunity for our company, which we will take head on.  We expect to close on the acquisition within 60 days.”

Metrospaces was originally founded  by company President Oscar Brito.
Six years ago Metrospaces shareholders saw a unique opportunity to participate in several exciting property markets around the world. Through their world-wide network of highly recognized real estate entrepreneurs, the company was able to capitalize on unique real estate development opportunities. Since Inception the company has leveraged those relationships along with extensive  financial expertise and transformed excellence  by results.

Metrospaces is a boutique real estate development company, a product of the alliance of Metrospace shareholders, along with an elite group of real estate professionals and entrepreneurs located around the world. Company shareholders have extensive careers in real estate financing worldwide, and have funded projects both  in the America’s and across Europe valued in excess of US $350Million.

Metrospaces’ majority shareholders has partnered with Investors on Elite properties including The London  BLVGARI 5 Star Hotel, and is currently involved in negotiations for the development of several Elite luxury properties in South America.

Among Metrospace partners are Architects, Real Estate Developers, Agents and Attorneys of the highest standing, with extensive experience in the global property market.

About Metrospaces:

Metrospaces www.metrospaces.net  is a publicly traded real estate investment and Development Company which acquires land, designs, builds, and develops then  resells condominiums and Luxury  High-End Hotels, principally in urban areas of Latin America. The company’s current projects are located in Buenos Aires, Argentina, and Caracas, Venezuela.

About Playa Manzanillo:

Playa Manzanillo is a privately-owned beach located on the northern coast of Margarita Island, Venezuela.  It is owned by Caimen Beach, C.A. a land-holding company and is part of  a lot that has a  total of 1 million m2 of beach-front land in Margarita Island.
For more information:
http://www.tripadvisor.com/Search-g150791-a_lang.es-p3826-qplaya+manzanillo+margarita-Manzanillo_Pacific_Coast.html?q=playa+manzanillo+margarita&lang=+es&geo=150791&pid=3826&returnTo=http%253A__2F____2F__www__2E__tripadvisor__2E__com__2E__ar__2F__SmartDeals__2D__g150791__2D__Manzanillo__5F__Pacific__5F__Coast__2D__Hotel__2D__Deals__2E__html

http://www.venezuelatuya.com/margarita/playaseng.htm

Relevant Links:
www.metrospaces.net

Safe Harbor Statement.
Statements in this news release may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release and Metrospaces Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release.

Company Contact: Tel: 305-600-0407
Investor Relations: investors@metrospaces.net